EXHIBIT 99.1 Revised Selected Financial Data.
The information required by this item is incorporated by reference to Note 1 and Note 2 in Exhibit 99.3 Revised Consolidated Financial Statements and Accompanying Notes. For further details behind the business drivers for recent results presented below, see Exhibit 99.2 Revised Management's Discussion and Analysis.
Financial Summary (Unaudited)

Amounts in millions, except per share amounts	2018	2017	2016	2015	2014	2013
Net sales	$66,832	$65,058	$65,299	$70,749	$74,401	$73,910
Gross profit	32,400	32,420	32,275	33,649	35,356	35,910
Operating income	13,363	13,766	13,258	11,056	13,958	13,303
Net earnings from continuing operations	9,861	10,194	10,027	8,287	10,658	10,346
Net earnings/(loss) from discontinued operations	—	5,217	577	(1,143)	1,127	1,056
Net earnings attributable to Procter & Gamble	9,750	15,326	10,508	7,036	11,643	11,312
Net earnings margin from continuing operations	14.8%	15.7%	15.4%	11.7%	14.3%	14.0%
Basic net earnings per common share: (1)
Earnings from continuing operations	$3.75	$3.79	$3.59	$2.92	$3.78	$3.65
Earnings/(loss) from discontinued operations	—	2.01	0.21	(0.42)	0.41	0.39
Basic net earnings per common share	$3.75	$5.80	$3.80	$2.50	$4.19	$4.04
Diluted net earnings per common share: (1)
Earnings from continuing operations	$3.67	$3.69	$3.49	$2.84	$3.63	$3.50
Earnings/(loss) from discontinued operations	—	1.90	0.20	(0.40)	0.38	0.36
Diluted net earnings per common share	$3.67	$5.59	$3.69	$2.44	$4.01	$3.86
Dividends per common share	$2.79	$2.70	$2.66	$2.59	$2.45	$2.29
Research and development expense	$1,908	$1,874	$1,879	$1,991	$1,910	$1,867
Advertising expense	7,103	7,118	7,243	7,180	7,867	8,188
Total assets	118,310	120,406	127,136	129,495	144,266	139,263
Capital expenditures	3,717	3,384	3,314	3,736	3,848	4,008
Long-term debt	20,863	18,038	18,945	18,327	19,807	19,111
Shareholders' equity	$52,883	$55,778	$57,983	$63,050	$69,976	$68,709

(1)	Basic net earnings per common share and Diluted net earnings per common share are calculated based on Net earnings attributable to Procter & Gamble.